Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-172699, 333-82102, 333-131750, 333-64610, 333-51706, 333-205331, 333-209393 and 333-214562 on Form S-8 and Registration Statement Nos.  333-162502 and 333-200642 on Form S-3 of Coach, Inc. of our report dated February 23, 2017 relating to the consolidated financial statements of Kate Spade & Company as of December 31, 2016 and January 2, 2016, and for the three years in the period ended December 31, 2016, appearing in this Current Report on Form 8-K.

/s/ DELOITTE & TOUCHE LLP

New York, New York
 May 30, 2017